Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Number 333-196209) on Form S-1 of our reports each dated March 14, 2014 relating to the financial statements of the Teucrium Commodity Trust and the Teucrium Wheat Fund as of December 31, 2013, and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Teucrium Commodity Trust filed on March 16, 2015, and of our report dated April 3, 2014 relating to the combined financial statements of Teucrium Trading, LLC and Affiliate as of December 31, 2013, and for the years ended December 31, 2013 and 2012, appearing in the Current Report on Form 8-K filed on April 13, 2015, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Walnut Creek, California

April 13, 2015